SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 3, 2009
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,419,200 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,419,200 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,419,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,419,200 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,419,200 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,419,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,419,200 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,419,200 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,419,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 4,419,200 of such shares.

(2) Power is exercised through its four controlling persons, John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott.

                                                              Page 5 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,419,200 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,419,200 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,419,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp.

                                                              Page 6 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable and PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 159,900 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,752,850 (2)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 159,900 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,752,850 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,912,750
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 49,900 shares are held in William E. Oberndorf's Individual Retirement Account, which is self-directed, 100,000 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership, and 10,000 shares are owned by Mr. Oberndorf solely in his capacity as trustee for the account of his children.

(2) Of these shares, 4,419,200 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of the four controlling persons of SPO Advisory Corp., and 333,650 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as a trustee of the William and Susan Oberndorf Trust, dated 10/19/98.

                                                              Page 7 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William and Susan Oberndorf Trust, dated 10/19/98
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 333,650 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 333,650 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         333,650 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

(1) Power is exercised through its trustees, William E. Oberndorf and Susan C. Oberndorf.

                                                             Page 8 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Oberndorf Family Partners
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 100,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 100,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, William E. Oberndorf.

                                                             Page 9 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,429,200 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,429,200 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,429,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 4,419,200 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of the four controlling persons of SPO Advisory Corp. and 10,000 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of the Elizabeth R. & William J. Patterson Foundation.

                                                             Page 10 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 10,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 10,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                                             Page 11 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Edward H. McDermot
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,419,200 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,419,200 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,419,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

                                                             Page 12 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 475
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 475
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         475
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 13 of 37 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Betty Jane Weimer
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,000
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,000
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 14 of 37 pages

         This Amendment No. 11 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005 and as amended on September 14, 2005, September 26, 2005, October 20, 2005, November 8, 2005, January 12, 2006, June 20, 2006, December 18, 2007, January 4, 2008,
August 12, 2008 and June 1, 2009. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2. IDENTITY AND BACKGROUND.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Edward H. McDermott ("EHM"), the William and Susan Oberndorf Trust, dated 10/19/98 ("Oberndorf Trust"), Oberndorf Family Partners, a California limited partnership ("OFP"), the Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Ian R. McGuire ("IRM") and Betty Jane Weimer ("BJW"). SPO, SPO Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, EHM, the Oberndorf Trust, OFP, Patterson Foundation, IRM and BJW are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

                                                             Page 15 of 37 pages


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                  AMOUNT OF FUNDS
---------------------       ---------------------------      ---------------
SPO                         Contributions from Partners         $225,835,940
SPO Advisory Partners       Not Applicable                    Not Applicable
SPO Advisory Corp.          Not Applicable                    Not Applicable
JHS                         Not Applicable                    Not Applicable
WEO                         Not Applicable and
                              Personal Funds (1)                $  4,414,285
WJP                         Not Applicable                    Not Applicable
EHM                         Not Applicable                    Not Applicable
Oberndorf Trust             Personal Funds (1)                  $ 12,237,424
OFP                         Contribution from Partners          $  3,635,448
Patterson Foundation        Contributions from Shareholders     $    521,488
IRM                         Personal Funds (1)                       $16,877
BJW                         Personal Funds (1)                  $    186,594

----------
(1) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specified purpose of acquiring, holding, trading or voting Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 65,401,025 total outstanding shares of Common Stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 11, 2009.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 4,419,200 Shares, which constitutes approximately 6.8% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,419,200 Shares, which constitutes approximately 6.8% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its position as the sole general partner of SPO Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,419,200 Shares in the aggregate, which constitutes approximately 6.8% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,419,200 Shares, which constitutes approximately 6.8% of the outstanding Shares.

         WEO

         Individually, and because of his positions as a control person of SPO Advisory Corp., a trustee of the Oberndorf Trust and sole general partner of OFP and as trustee for the account of his children, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,912,750 Shares in the aggregate, which constitutes approximately 7.5% of the outstanding Shares.

                                                             Page 16 of 37 pages

         WJP

         Because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,429,200 Shares, which constitutes approximately 6.8% of the outstanding Shares.

         EHM

         Because of his position as a control person of SPO Advisory Corp., EHM may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,419,200 Shares, which constitutes approximately 6.8% of the outstanding Shares.

         Oberndorf Trust

         The aggregate number of Shares that the Oberndorf Trust owns beneficially, pursuant to Rule 13d-3 of the Act, is 333,650 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         OFP

         The aggregate number of Shares that OFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 100,000 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         Patterson Foundation

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 10,000, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 475 Shares, which constitutes less than 0.1% of the outstanding Shares.

         BJW

         The aggregate number of Shares that BJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares.

                                                             Page 17 of 37 pages

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacity as the sole general partner of SPO Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares in the aggregate.

         JHS

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, JHS may be deemed to have shared power with WEO, WJP and EHM to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares held by SPO.

         WEO

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, WEO may be deemed to have shared power with JHS, WJP and EHM to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares held by SPO. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares held in the Oberndorf Trust. Individually, and because of his position as the sole general partner of OFP, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 49,900 Shares held in WEO's Individual Retirement Account, which is self directed, and 100,000 Shares held by OFP. Solely in his capacity as trustee for the account of his children, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 shares owned by his children.

         WJP

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, WJP may be deemed to have shared power with JHS, WEO and EHM to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares held by SPO. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 Shares held by the Patterson Foundation.

         EHM

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, EHM may be deemed to have shared power with JHS, WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,419,200 Shares held by SPO.

                                                             Page 18 of 37 pages

         Oberndorf Trust

         Acting through its trustees, Oberndorf Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares in the aggregate.

         OFP

         OFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares.

         Patterson Foundation

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 475 Shares.

         BJW

         BJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 Shares.

         (c) During the past 60 days, the Reporting Persons sold Shares in open market transactions as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

                                                             Page 19 of 37 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated August 5, 2009                       By:       /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           EDWARD H. MCDERMOTT(1)
                                           WILLIAM AND SUSAN OBERNDORF TRUST,
                                              DATED 10/19/98 (1)
                                           OBERNDORF FAMILY PARTNERS (1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION (1)
                                           IAN R. MCGUIRE (1)
                                           BETTY JANE WEIMER (1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                             Page 20 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          07/24/09      Sell        134,157      16.00      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        17,410       16.01      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        12,391       16.02      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        9,086        16.03      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        702          16.04      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        1,480        16.15      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        1,184        16.16      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        787          16.17      Open Market/Broker
SPO Partners II, L.P.                          07/24/09      Sell        3            16.18      Open Market/Broker
The Elizabeth R. and William J. Patterson      07/24/09      Sell        303          16.00      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        39           16.01      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        28           16.02      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        21           16.03      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        2            16.04      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        3            16.15      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        3            16.16      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/24/09      Sell        1            16.17      Open Market/Broker
Foundation
William E. Oberndorf IRA                       07/24/09      Sell        1,514        16.00      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        196          16.01      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        140          16.02      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        103          16.03      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        8            16.04      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        17           16.15      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        13           16.16      Open Market/Broker
William E. Oberndorf IRA                       07/24/09      Sell        9            16.17      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        89,931       16.00      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        987          16.01      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        1,440        16.02      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        1,184        16.03      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        3,454        16.04      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        494          16.05      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        198          16.06      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        296          16.07      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        198          16.08      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        198          16.09      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        25,853       16.10      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        4,638        16.11      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        4,539        16.12      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        5,921        16.13      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        4,243        16.14      Open Market/Broker

                                                             Page 21 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          07/27/09      Sell        4,243        16.15      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        2,171        16.16      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        2,664        16.17      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        1,678        16.18      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        4,341        16.19      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        2,763        16.20      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        1,085        16.21      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        981          16.22      Open Market/Broker
SPO Partners II, L.P.                          07/27/09      Sell        200          16.23      Open Market/Broker
The Elizabeth R. and William J. Patterson      07/27/09      Sell        220          16.00      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        2            16.01      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        4            16.02      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        3            16.03      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        8            16.04      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        1            16.05      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        1            16.07      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        63           16.10      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        11           16.11      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        11           16.12      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        14           16.13      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        10           16.14      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        10           16.15      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        5            16.16      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        7            16.17      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        4            16.18      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        11           16.19      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        7            16.20      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        3            16.21      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/27/09      Sell        5            16.22      Open Market/Broker
Foundation
William E. Oberndorf IRA                       07/27/09      Sell        989          16.00      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        11           16.01      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        16           16.02      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        13           16.03      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        38           16.04      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        5            16.05      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        2            16.06      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        3            16.07      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        2            16.08      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        2            16.09      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        284          16.10      Open Market/Broker

                                                             Page 22 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
William E. Oberndorf IRA                       07/27/09      Sell        51           16.11      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        50           16.12      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        65           16.13      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        47           16.14      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        47           16.15      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        24           16.16      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        29           16.17      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        18           16.18      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        48           16.19      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        30           16.20      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        12           16.21      Open Market/Broker
William E. Oberndorf IRA                       07/27/09      Sell        14           16.22      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        24,651       16.00      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        2,766        16.01      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        3,556        16.02      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        2,173        16.03      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        4,253        16.04      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        1,383        16.05      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        1,868        16.06      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        1,489        16.07      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        791          16.08      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        1,087        16.09      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        593          16.10      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        1,091        16.11      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        198          16.12      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        1,185        16.13      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        692          16.14      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        494          16.15      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        395          16.16      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        206          16.18      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        296          16.19      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        889          16.20      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        300          16.21      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        593          16.22      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        395          16.23      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        198          16.24      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        99           16.25      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        889          16.27      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        99           16.28      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        692          16.29      Open Market/Broker

                                                             Page 23 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          07/28/09      Sell        198          16.30      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        491          16.31      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        198          16.32      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        593          16.33      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        417          16.34      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        494          16.35      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        395          16.36      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        99           16.38      Open Market/Broker
SPO Partners II, L.P.                          07/28/09      Sell        94           16.41      Open Market/Broker
The Elizabeth R. and William J. Patterson      07/28/09      Sell        44           16.00      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        5            16.01      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        6            16.02      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        4            16.03      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        8            16.04      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        2            16.05      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        3            16.06      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        3            16.07      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.08      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        2            16.09      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.10      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        2            16.11      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        2            16.13      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.14      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.15      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.16      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.19      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        2            16.20      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.21      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.22      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.23      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        2            16.27      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.29      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.31      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.33      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.34      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.35      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/28/09      Sell        1            16.36      Open Market/Broker
Foundation
William E. Oberndorf IRA                       07/28/09      Sell        263          16.00      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        29           16.01      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        38           16.02      Open Market/Broker

                                                             Page 24 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
William E. Oberndorf IRA                       07/28/09      Sell        23           16.03      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        45           16.04      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        15           16.05      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        20           16.06      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        16           16.07      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        8            16.08      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        12           16.09      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        6            16.10      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        12           16.11      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        2            16.12      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        13           16.13      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        7            16.14      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        5            16.15      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        4            16.16      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        2            16.18      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        3            16.19      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        9            16.20      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        3            16.21      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        6            16.22      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        4            16.23      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        2            16.24      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        1            16.25      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        9            16.27      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        1            16.28      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        7            16.29      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        2            16.30      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        5            16.31      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        2            16.32      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        6            16.33      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        4            16.34      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        5            16.35      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        4            16.36      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        1            16.38      Open Market/Broker
William E. Oberndorf IRA                       07/28/09      Sell        6            16.41      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        10,192       16.00      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        99           16.00      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        99           16.01      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        1,582        16.01      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        1,879        16.02      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        791          16.03      Open Market/Broker

                                                             Page 25 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          07/29/09      Sell        2,960        16.04      Open Market/Broker
SPO Partners II, L.P.                          07/29/09      Sell        98           16.06      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        115          16.00      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        1            16.00      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        1            16.01      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        18           16.01      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        21           16.02      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        9            16.03      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        33           16.04      Open Market/Broker
William E. Oberndorf IRA                       07/29/09      Sell        2            16.06      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        44,865       18.50      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,859        18.51      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        5,659        18.52      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,661        18.53      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,859        18.54      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        5,717        18.55      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,563        18.56      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,563        18.57      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,760        18.58      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,168        18.59      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,711        18.60      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        6,014        18.61      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        5,027        18.62      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        4,436        18.63      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        8,478        18.64      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        7,098        18.65      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        3,155        18.66      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        985          18.67      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        1,774        18.68      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        2,168        18.69      Open Market/Broker
SPO Partners II, L.P.                          07/30/09      Sell        1,680        18.70      Open Market/Broker
The Elizabeth R. and William J. Patterson      07/30/09      Sell        114          18.50      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.51      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        14           18.52      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.53      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.54      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        15           18.55      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.56      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.57      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.58      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        6            18.59      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        7            18.60      Open Market/Broker
Foundation

                                                             Page 26 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
The Elizabeth R. and William J. Patterson      07/30/09      Sell        15           18.61      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        13           18.62      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        11           18.63      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        22           18.64      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        18           18.65      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        8            18.66      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        3            18.67      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        5            18.68      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        6            18.69      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/30/09      Sell        1            18.70      Open Market/Broker
Foundation
William E. Oberndorf IRA                       07/30/09      Sell        531          18.50      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        34           18.51      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        67           18.52      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        32           18.53      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        34           18.54      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        68           18.55      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        30           18.56      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        30           18.57      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        33           18.58      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        26           18.59      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        32           18.60      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        71           18.61      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        60           18.62      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        53           18.63      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        100          18.64      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        84           18.65      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        37           18.66      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        12           18.67      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        21           18.68      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        26           18.69      Open Market/Broker
William E. Oberndorf IRA                       07/30/09      Sell        19           18.70      Open Market/Broker
SPO Partners II, L.P.                          07/31/09      Sell        19,827       18.50      Open Market/Broker
SPO Partners II, L.P.                          07/31/09      Sell        1,579        18.51      Open Market/Broker
SPO Partners II, L.P.                          07/31/09      Sell        394          18.52      Open Market/Broker
The Elizabeth R. and William J. Patterson      07/31/09      Sell        91           18.50      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/31/09      Sell        7            18.51      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      07/31/09      Sell        2            18.52      Open Market/Broker
Foundation
William E. Oberndorf IRA                       07/31/09      Sell        182          18.50      Open Market/Broker
William E. Oberndorf IRA                       07/31/09      Sell        14           18.51      Open Market/Broker
William E. Oberndorf IRA                       07/31/09      Sell        4            18.52      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,170        18.00      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,184        18.01      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,578        18.02      Open Market/Broker

                                                             Page 27 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          08/03/09      Sell        1,282        18.03      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        982          18.04      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        597          18.05      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,776        18.06      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,184        18.07      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,974        18.08      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,229        18.09      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,282        18.10      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        888          18.11      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,480        18.12      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,776        18.13      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,941        18.14      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,203        18.15      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,170        18.16      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        987          18.17      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        592          18.18      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        99           18.19      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,549        18.20      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        99           18.21      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        106,309      18.22      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,071        18.24      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,705        18.25      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        198          18.26      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        651          18.27      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        99           18.28      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        861          18.29      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        199,750      18.30      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,170        18.31      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,086        18.32      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        99           18.33      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        198          18.34      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        49           18.35      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        49           18.38      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        99           18.39      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,875        18.40      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,282        18.41      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,974        18.42      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        4,439        18.43      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        6,019        18.44      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        6,610        18.45      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,381        18.46      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        3,887        18.47      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,293        18.48      Open Market/Broker

                                                             Page 28 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          08/03/09      Sell        4,931        18.49      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        3,552        18.50      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,170        18.51      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        888          18.52      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        1,282        18.53      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        4,733        18.54      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        5,131        18.55      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,271        18.56      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        4,735        18.57      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        5,306        18.58      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        9,854        18.59      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        60,279       18.60      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        3,650        18.61      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        3,340        18.62      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        2,664        18.63      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        4,045        18.64      Open Market/Broker
SPO Partners II, L.P.                          08/03/09      Sell        293          18.65      Open Market/Broker
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.00      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.01      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.02      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.03      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        2            18.04      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        1            18.05      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.06      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.07      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.08      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.09      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.10      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        2            18.11      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.12      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.13      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.14      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.15      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.16      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        2            18.17      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        1            18.18      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.20      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        238          18.22      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.24      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.25      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        1            18.27      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        2            18.29      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        446          18.30      Open Market/Broker
Foundation

                                                             Page 29 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.31      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        2            18.32      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.40      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.41      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        4            18.42      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        10           18.43      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        13           18.44      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        15           18.45      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.46      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        9            18.47      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.48      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        11           18.49      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        8            18.50      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.51      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        2            18.52      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.53      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        11           18.54      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        11           18.55      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        5            18.56      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        11           18.57      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        12           18.58      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        22           18.59      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        135          18.60      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        8            18.61      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        7            18.62      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        6            18.63      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        9            18.64      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/03/09      Sell        3            18.65      Open Market/Broker
Foundation
William E. Oberndorf IRA                       08/03/09      Sell        25           18.00      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        13           18.01      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        18           18.02      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        15           18.03      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        11           18.04      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        7            18.05      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        20           18.06      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        13           18.07      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        22           18.08      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        14           18.09      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        15           18.10      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        10           18.11      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        17           18.12      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        20           18.13      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        22           18.14      Open Market/Broker

                                                             Page 30 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
William E. Oberndorf IRA                       08/03/09      Sell        25           18.15      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        25           18.16      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        11           18.17      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        7            18.18      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.19      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        18           18.20      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.21      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1,209        18.22      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        24           18.24      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        19           18.25      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        2            18.26      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        7            18.27      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.28      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        10           18.29      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        2,272        18.30      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        25           18.31      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        12           18.32      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.33      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        2            18.34      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.35      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.38      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        1            18.39      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        21           18.40      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        15           18.41      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        22           18.42      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        51           18.43      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        68           18.44      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        75           18.45      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        16           18.46      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        44           18.47      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        15           18.48      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        56           18.49      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        40           18.50      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        25           18.51      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        10           18.52      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        15           18.53      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        54           18.54      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        58           18.55      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        26           18.56      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        54           18.57      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        60           18.58      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        112          18.59      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        686          18.60      Open Market/Broker

                                                             Page 31 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
William E. Oberndorf IRA                       08/03/09      Sell        42           18.61      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        38           18.62      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        30           18.63      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        46           18.64      Open Market/Broker
William E. Oberndorf IRA                       08/03/09      Sell        4            18.65      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        99           19.25      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        789          19.26      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,184        19.27      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        690          19.28      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        690          19.29      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        198          19.30      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,086        19.31      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        690          19.32      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,480        19.33      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        592          19.34      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,086        19.35      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,085        19.36      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,382        19.37      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,480        19.38      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,369        19.39      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        30,560       19.40      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,567        19.41      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,677        19.42      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,776        19.43      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,171        19.44      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        18,461       19.45      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        12,436       19.46      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,072        19.47      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        28,547       19.48      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        13,059       19.49      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        9,572        19.50      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,395        19.51      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        690          19.52      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        198          19.53      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        296          19.54      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        99           19.55      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        888          19.56      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,283        19.57      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        592          19.58      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,182        19.59      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        493          19.60      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,283        19.61      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        989          19.62      Open Market/Broker

                                                             Page 32 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          08/04/09      Sell        1,086        19.63      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,270        19.64      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        12,425       19.65      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        44,433       19.66      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        56,492       19.67      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        7,009        19.68      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        6,908        19.69      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        21,626       19.70      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,965        19.71      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        6,841        19.72      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        10,064       19.73      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        7,554        19.74      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        4,371        19.75      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,326        19.76      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,924        19.77      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,761        19.78      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,936        19.79      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,086        19.80      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        687          19.81      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        793          19.82      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,843        19.83      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,974        19.84      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,369        19.85      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,270        19.86      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,030        19.87      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,750        19.88      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        6,512        19.89      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        7,689        19.90      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        4,440        19.91      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,565        19.92      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        5,238        19.93      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        4,211        19.94      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        4,046        19.95      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,465        19.96      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,369        19.97      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,369        19.98      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,960        19.99      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        13,778       20.00      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,516        20.01      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,086        20.02      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        1,875        20.03      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        3,194        20.04      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        7,302        20.05      Open Market/Broker

                                                             Page 33 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
SPO Partners II, L.P.                          08/04/09      Sell        2,270        20.06      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,600        20.07      Open Market/Broker
SPO Partners II, L.P.                          08/04/09      Sell        2,536        20.08      Open Market/Broker
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.26      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.27      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.28      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.29      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.31      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.32      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.33      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        1            19.34      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.35      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.36      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.37      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.38      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.39      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        68           19.40      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        8            19.41      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        4            19.42      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        4            19.43      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.44      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        41           19.45      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        28           19.46      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        7            19.47      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        64           19.48      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        29           19.49      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        21           19.50      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.51      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.52      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        1            19.54      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.56      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.57      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        1            19.58      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.59      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        1            19.60      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            19.61      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.62      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.63      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.64      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        28           19.65      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        99           19.66      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        126          19.67      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        16           19.68      Open Market/Broker
Foundation

                                                             Page 34 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
The Elizabeth R. and William J. Patterson      08/04/09      Sell        15           19.69      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        48           19.70      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        9            19.71      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        15           19.72      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        23           19.73      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        17           19.74      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        10           19.75      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        7            19.76      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        4            19.77      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        6            19.78      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        7            19.79      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.80      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.81      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            19.82      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        6            19.83      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        4            19.84      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.85      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.86      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        7            19.87      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        8            19.88      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        15           19.89      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        17           19.90      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        10           19.91      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        6            19.92      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        12           19.93      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        9            19.94      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        9            19.95      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        8            19.96      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.97      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            19.98      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        7            19.99      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        31           20.00      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        3            20.01      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        2            20.02      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        4            20.03      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        7            20.04      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        16           20.05      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        5            20.06      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        6            20.07      Open Market/Broker
Foundation
The Elizabeth R. and William J. Patterson      08/04/09      Sell        10           20.08      Open Market/Broker
Foundation
William E. Oberndorf IRA                       08/04/09      Sell        1            19.25      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        9            19.26      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        13           19.27      Open Market/Broker

                                                             Page 35 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
William E. Oberndorf IRA                       08/04/09      Sell        8            19.28      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        8            19.29      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        2            19.30      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        12           19.31      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        8            19.32      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        17           19.33      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        7            19.34      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        12           19.35      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        23           19.36      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        15           19.37      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        17           19.38      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        26           19.39      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        342          19.40      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        40           19.41      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        19           19.42      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        20           19.43      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        24           19.44      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        206          19.45      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        139          19.46      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        34           19.47      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        319          19.48      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        146          19.49      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        107          19.50      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        16           19.51      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        8            19.52      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        2            19.53      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        3            19.54      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        1            19.55      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        10           19.56      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        14           19.57      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        7            19.58      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        13           19.59      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        6            19.60      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        14           19.61      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        11           19.62      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        12           19.63      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        25           19.64      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        139          19.65      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        497          19.66      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        632          19.67      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        78           19.68      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        77           19.69      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        242          19.70      Open Market/Broker


                                                             Page 36 of 37 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                         NUMBER
                                                 DATE OF                   OF         PRICE PER  WHERE/HOW TRANSACTION
REPORTING PERSON                               TRANSACTION   TYPE        SHARES       SHARE ($)       EFFECTED
-----------------------------------------      -----------   ----        ------       ---------  ---------------------
William E. Oberndorf IRA                       08/04/09      Sell        44           19.71      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        77           19.72      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        113          19.73      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        85           19.74      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        49           19.75      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        37           19.76      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        22           19.77      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        31           19.78      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        33           19.79      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        12           19.80      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        8            19.81      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        9            19.82      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        32           19.83      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        22           19.84      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        26           19.85      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        25           19.86      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        34           19.87      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        42           19.88      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        73           19.89      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        86           19.90      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        50           19.91      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        29           19.92      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        59           19.93      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        47           19.94      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        45           19.95      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        39           19.96      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        26           19.97      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        26           19.98      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        33           19.99      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        154          20.00      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        17           20.01      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        12           20.02      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        21           20.03      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        36           20.04      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        82           20.05      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        25           20.06      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        29           20.07      Open Market/Broker
William E. Oberndorf IRA                       08/04/09      Sell        29           20.08      Open Market/Broker

                                                             Page 37 of 37 pages

                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION
-------     ------------------------------------
A           Agreement Pursuant to Rule 13d-1(k)